Exhibit 99.1
July 28, 2011
DTE Energy reports second quarter 2011 results
DETROIT — DTE Energy (NYSE:DTE) today reported second quarter 2011 earnings of $202 million, or $1.19 per diluted share, compared with $86 million, or $0.51 per diluted share, in the second quarter of 2010. Reported earnings in the second quarter of 2011 include an $88 million, or $0.52 per diluted share, adjustment to reduce income tax expense. This non-cash income tax benefit is the result of the enactment of the Michigan Corporate Income Tax in May of 2011 and the related remeasurement of deferred tax assets and liabilities at our non-utility businesses.
Operating earnings for the second quarter 2011 were $111 million, or $0.65 per diluted share, compared with second quarter 2010 operating earnings of $66 million, or $0.39 per diluted share. Operating earnings increased primarily due to solid results at Energy Trading and Detroit Edison, partially offset by lower earnings at Power & Industrial Projects. Operating earnings exclude non-recurring items and discontinued operations. Reconciliations of reported earnings to operating earnings are at the end of this news release.
“I am pleased with our second quarter performance, which keeps us on track toward achieving our 2011 goals,” said Gerard M. Anderson, DTE Energy president and CEO. “I’m also proud of the efforts of our employees in improving customer service and improving our operations. I am confident that our ongoing commitment to continuous improvement will enhance our customers’ experience with DTE Energy, while providing them with safe, reliable and affordable energy.”
Reported earnings for the first six months ended June 30, 2011 were $378 million or $2.23 per diluted share versus $315 million or $1.88 per diluted share in 2010. Year-to-date operating earnings were $299 million or $1.76 per diluted share, compared with $295 million or $1.76 per diluted share in 2010.
Outlook for 2011
DTE Energy reiterated its 2011 operating earnings guidance of $3.40 to $3.70 per diluted share.
“Our solid performance in the second quarter positions us to realize our financial and operational goals for 2011,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “As we execute our multi-year plan to invest in renewable energy, environmental controls and operational maintenance, we remain committed to being a force for growth and renewed prosperity in the communities we serve. We plan to boost annual Michigan-based purchases of products and services by $250 million by 2015,” continued Meador. “Approximately 60 percent of our non-fuel purchases will be sourced in Michigan, up from about 44 percent today.”
Conference call and webcast information
This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com.
DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 8:30 a.m. EDT Thursday, July 28, to discuss second quarter earnings results. Investors, the news media and the public may listen to a live internet broadcast of the meeting at www.dteenergy.com. The telephone dial-in numbers are US/CAN Toll free: (888) 637-7748 or Int’l Toll: (913) 981-5567. The passcode is 4071374. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noon today to August 10. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 3849665.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.
Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
In this release, DTE Energy discusses 2011 operating earnings guidance. It is likely that certain items that impact the company’s 2011 reported results will be excluded from operating results. Reconciliations to the comparable 2011 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and gas and high levels of uncollectible accounts receivable; changes in the economic and financial viability of suppliers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; the uncertainties of successful exploration of unconventional gas resources and challenges in estimating gas and oil reserves with certainty; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; the availability, cost, coverage and terms of insurance and stability of insurance providers; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and risks discussed in public filings with the SEC. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This press release should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and Detroit Edison’s 2010 Forms 10-K and 2011 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
For further information, members of the media may contact:
Scott Simons, (313) 235-8808                Len Singer, (313) 235-8809
Analysts — for further information:
Kurt Wasiluk, (313) 235-7726                Mark Rolling, (313) 235-7663

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions, Except per Share Amounts)	2011	2010	2011	2010
Operating Revenues	$2,028	$1,792	$4,459	$4,245

Operating Expenses
Fuel, purchased power and gas	771	608	1,842	1,603
Operation and maintenance	647	597	1,278	1,249
Depreciation, depletion and amortization	248	253	493	504
Taxes other than income	77	80	160	162
Asset (gains) and losses, reserves and impairments, net	(3)	(2)	8	(1)

	1,740	1,536	3,781	3,517

Operating Income	288	256	678	728

Other (Income) and Deductions
Interest expense	124	136	250	276
Interest income	(2)	(3)	(5)	(6)
Other income	(18)	(23)	(39)	(42)
Other expenses	8	15	15	23

	112	125	221	251

Income Before Income Taxes	176	131	457	477

Income Tax Provision (Benefit)	(24)	44	79	160

Net Income	200	87	378	317

Less: Net Income (Loss) Attributable to Noncontrolling Interests	(2)	1	—	2

Net Income Attributable to DTE Energy Company	$202	$86	$378	$315

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.19	$0.51	$2.23	$1.88

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.19	$0.51	$2.23	$1.88

Weighted Average Common Shares Outstanding
Basic	169	169	169	167
Diluted	170	169	170	168

Dividends Declared per Common Share	$0.59	$0.53	$1.15	$1.06

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended June 30
	2011				2010
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$103	$(3	) A	$100	$87	$—		$87

Gas Utility	(3)	—		(3)	19	(20	) C	(1)

Non-utility Operations
Gas Storage and Pipelines	14	—		14	10	—		10

Unconventional Gas Production	(1)	—		(1)	(2)	—		(2)

Power and Industrial Projects	5	—		5	22	—		22

Energy Trading	12	—		12	(26)	—		(26)

Total Non-utility operations	30	—		30	4	—		4

Corporate and Other	72	(88	) B	(16)	(24)	—		(24)

Net Income Attributable to DTE Energy Company	$202	$(91)		$111	$86	$(20)		$66

Adjustments key

A)	Fermi 1 asset retirement obligation

B)	Income tax adjustment due to enactment of the Michigan Corporate Income Tax in May 2011.

C)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended June 30
	2011				2010
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$0.61	$(0.02	) A	$0.59	$0.51	$—		$0.51

Gas Utility	(0.02)	—		(0.02)	0.11	(0.12	) C	(0.01)

Non-utility Operations
Gas Storage and Pipelines	0.09	—		0.09	0.06	—		0.06

Unconventional Gas Production	(0.01)	—		(0.01)	(0.01)	—		(0.01)

Power and Industrial Projects	0.03	—		0.03	0.13	—		0.13

Energy Trading	0.07	—		0.07	(0.15)	—		(0.15)

Total Non-utility operations	0.18	—		0.18	0.03	—		0.03

Corporate and Other	0.42	(0.52	) B	(0.10)	(0.14)	—		(0.14)

Net Income Attributable to DTE Energy Company	$1.19	$(0.54)		$0.65	$0.51	$(0.12)		$0.39

Adjustments key

A)	Fermi 1 asset retirement obligation

B)	Income tax adjustment due to enactment of the Michigan Corporate Income Tax in May 2011.

C)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.

DTE Energy Company
Segment Net Income (Unaudited)

	Six Months Ended June 30
	2011				2010
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$188	$9	A	$197	$178	$—		$178

Gas Utility	80	—		80	98	(20	) C	78

Non-utility Operations
Gas Storage and Pipelines	29	—		29	24	—		24

Unconventional Gas Production	(3)	—		(3)	(5)	—		(5)

Power and Industrial Projects	15	—		15	40	—		40

Energy Trading	14	—		14	12	—		12

Total Non-utility operations	55	—		55	71	—		71

Corporate and Other	55	(88	) B	(33)	(32)	—		(32)

Net Income Attributable to DTE Energy Company	$378	$(79)		$299	$315	$(20)		$295

Adjustments key

A)	Fermi 1 asset retirement obligation

B)	Income tax adjustment due to enactment of the Michigan Corporate Income Tax in May 2011.

C)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Six Months Ended June 30
	2011				2010
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$1.11	$0.05	A	$1.16	$1.06	$—		$1.06

Gas Utility	0.48	—		0.48	0.58	(0.12	) C	0.46

Non-utility Operations
Gas Storage and Pipelines	0.17	—		0.17	0.14	—		0.14

Unconventional Gas Production	(0.02)	—		(0.02)	(0.03)	—		(0.03)

Power and Industrial Projects	0.09	—		0.09	0.24	—		0.24

Energy Trading	0.08	—		0.08	0.07	—		0.07

Total Non-utility operations	0.32	—		0.32	0.42	—		0.42

Corporate and Other	0.32	(0.52	) B	(0.20)	(0.18)	—		(0.18)

Net Income Attributable to DTE Energy Company	$2.23	$(0.47)		$1.76	$1.88	$(0.12)		$1.76

Adjustments key

A)	Fermi 1 asset retirement obligation

B)	Income tax adjustment due to enactment of the Michigan Corporate Income Tax in May 2011.

C)	Deferral of costs to achieve restructuring expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order.